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                                                                    EXHIBIT 99.1



                                November 6, 2001


(Name)
(Company)
(Address)
(Address)

Dear (Name)

         Let me begin by thanking you for your continued support of Fleming. As you know, we have just completed a successful third quarter. With total sales over $4 billion and net distribution sales of $3.5 billion for the 12-week quarter, Fleming has become the largest distributor in its industry. Importantly, we exceeded analyst expectations and continued to make progress on our many initiatives and strategies.

         In spite of these results, Fleming's stock has traded down in recent months. Management believes that the decline in stock price is attributable, in part, to heavy pressure from "short selling" in the marketplace.

         Short sellers' interest in our company is directly opposite to that of most stockholders. As you know, short sellers make money by a declining stock price. Consequently, short sellers may have a direct financial incentive to promote or deliberately place misinformation, rumors, and innuendoes into the market place.

         What are we doing about this situation? Fleming is taking action on several fronts and there is an action that you can take as well.

         1. Depending on your arrangement with your broker, your shares of Fleming stock may have been lent out in support of the short sellers' tactics. We urge you to call your broker or custodian immediately and determine whether your shares have been loaned to short sellers. We do not believe that it is in your best interest as a stockholder to facilitate the actions of the shorts.

         2. In order to protect our stockholders, we are exploring all legal and regulatory remedies available to Fleming to identify and combat any coordinated activities by the short sellers intended to cause declines in Fleming's stock price. Fleming intends to pursue all available legal recourse to protect the integrity of the market for our stock.

         3. Finally, we will continue to work diligently in an effort to continue our strong financial results. Consistent, above-expectation operating results are the



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                  surest means of driving away those traders who would profit from a declining stock price.

         As you can see, we are confronting this issue in a variety of ways, including asking for your help. We appreciate your consideration of this important matter and thank you for your continuing support of Fleming.

                                         Sincerely,


                                         /s/ Carlos M. Hernandez
                                         Senior Vice President
                                         General Counsel and Corporate Secretary









Any statements in this letter that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements may depend on future events for accuracy and assumptions that may prove to be inaccurate. These forward looking statements and the company's business prospects are subject to a number of factors that could cause actual results to differ material. Such factors are described in the company's SEC reports. The company undertakes no obligation to update forward-looking statement to reflect developments or information obtained after the date hereof.